Exhibit 10.4
REHABCARE GROUP, INC.
CHANGE IN CONTROL TERMINATION AGREEMENT

This agreement (“Agreement”) has been entered into as of the 8th day of December, 2008, by and between RehabCare Group, Inc., a Delaware corporation (the “Company”), and ________________________________________, an individual (the “Executive”).

RECITALS

The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of the Executive to the Company as the Company’s ___________________________ and to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility or occurrence of a Change in Control (as defined below).  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a potential or pending Change in Control and to encourage the Executive’s full attention and dedication to the Company in the event of any potential or pending Change in Control.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

IT IS AGREED AS FOLLOWS:

Section 1:                                Definitions and Construction.

1.1                      Definitions.  For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

1.1(a)                      “Board” means the Board of Directors of the Company.

1.1(b)                      “Cause” means termination based upon: (i) the Executive's willful and continued failure to substantially perform his duties with the Company (other than as a result of incapacity due to physical or mental condition), after a written demand for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Executive has not substantially performed his duties, (ii) the Executive's commission of an act constituting a criminal offense that would be classified as a felony under the applicable criminal code or involving moral turpitude, dishonesty, or breach of trust, or (iii) the Executive's material breach of any provision of this Agreement.  For purposes of this Section, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (i) he receives a Notice of Termination from the Company, (ii) he is given the opportunity, with counsel, to be heard before the Board, and (iii) the Board finds, in its good faith opinion, that the Executive was guilty of the conduct set forth in the Notice of Termination.

1.1(c)                      “Change in Control” means:

(i)           The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)           The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company;

(iii)           A majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election;

(iv)           One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Code Section 409A.

1.1(d)                      “Change in Control Date” means the date that the Change in Control first occurs.

1.1(e)                      “Company” has the meaning set forth in the first paragraph of this Agreement and, with regard to successors, in Section 4.2 of this Agreement.

1.1(f)                      “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.1(g)                      “Date of Termination” means the date, on or after a Change in Control Date, that Executive’s employment with the Company terminates due to the termination of Executive’s employment by the Company without Cause or Executive’s termination of employment with the Company for Good Reason.  In all cases, a “Date of Termination” shall only occur upon separation from service from the Company and all of its affiliates, as defined in Treasury regulations under Section 409A of the Code (generally, separation from the 50% controlled group that includes the Company).

1.1(h)                      “Effective Date” means the date of this Agreement specified in the first paragraph of this Agreement.

1.1(i)                      “Good Reason” means termination based upon the occurrence of one or more of the following without the consent of the Executive: (i) a material reduction in the Executive’s authority, duties and responsibilities; (ii) a material reduction in Executive’s Annual Base Salary; (iii) a material reduction in the budget over which the Executive retains authority; (iv) a material change in the primary geographic location at which the Executive performs his duties under this Agreement; or (v) any other action or inaction that constitutes a material breach by the Company of any provision of this Agreement.  Any termination of the Executive’s employment based upon a good faith determination of “Good Reason” made by the Executive shall be subject to a delivery of a Notice of Termination by the Executive to the Company in the manner prescribed in Section 1.1(j) within fifteen (15) days of the first occurrence of an event that would constitute Good Reason and subject further to the ability of the Company to remedy within thirty (30) days of receipt of such notice any action that may otherwise constitute Good Reason under this Section 1.1(i).

1.1(j)                      “Notice of Termination” means a written notice, given in accordance with Section 5.2, which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to be a basis for termination of the Executive’s employment under the provision so indicated; and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than fifteen (15) days after the giving of such notice).

1.1(k)                      “Term” means the period that begins on the Effective Date and ends on the earlier of:

(i)           the date of Executive’s termination of employment from the Company for any reason prior to the Change in Control Date;

(ii)                      the date of Executive’s termination of employment after a Change in Control Date for any reason other than the involuntary termination of Executive’s employment without Cause or the termination of employment with the Company by the Executive for Good Reason;

(iii)                      the Date of Termination; or

(iv)                      the close of business on the later of December 31, 200___ or December 31st of any renewal term.  This Agreement will automatically renew for annual one-year periods unless the Company gives written notice to Executive, by September 30, 200___, or September 30th of any succeeding year, of the Company’s intent not to renew this Agreement.

1.2                      Gender and Number.  When appropriate, pronouns in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

1.3                      Headings.  All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text.

1.4                      Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, without reference to its conflict of law principles.

Section 2:                                Change in Control Severance Benefits

2.1                      Benefits Upon a Change in Control.  Subject to the provisions of Section 2.5, if a Change in Control occurs during the Term and within two (2) years after the Change in Control Date (a) the Company terminates the Executive’s employment without Cause, or (b) the Executive terminates employment with the Company for Good Reason, then the Executive shall become entitled to the payment of the benefits as provided below:

2.1(a)                      Accrued Obligations.  Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive the sum of the Executive’s accrued salary through the Date of Termination and any accrued and unused vacation days, in each case to the extent not previously paid, and the “Prorated Target Bonus.”  For purposes of this Agreement, the term “Prorated Target Bonus” means an amount determined by multiplying the actual percentage of the Executive’s base salary that was to be paid to the Executive as his Target Bonus in the year in which the Change in Control Date occurs by the Executive’s then-current annual base salary as of the Date of Termination and prorating this amount by multiplying it by a fraction, the numerator of which is the number of days during the then-current calendar year that the Executive was employed by the Company up to and including the Date of Termination and the denominator of which is 365.  Payment under any long-term cash incentive plan or other incentive compensation plan shall be determined and governed solely by the terms of the applicable plan.

2.1(b)                      Severance Amount.  Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive as severance pay in a lump sum, in cash, an amount equal to one (1) times the sum of the Executive’s then-current annual base salary plus Target Bonus for the year in which the Change in Control Date occurs.  Payments under any long term cash incentive plan are not part of or included in this calculation.  For purposes of this Agreement, Target Bonus means the designated percentage of Executive’s target annual incentive award, expressed as a designated percentage of Executive’s annual base salary, as established by the Board of Directors or the Compensation and Nomination/Corporate Governance Committee at the beginning of the year in which the Change of Control Date occurs.

2.1(c)                      Stock-Based Awards.  All stock-based awards held by the Executive will be exercisable or vested, expire or terminate in accordance with the terms of their respective grant agreements.

2.1(d)                      Health Benefit Continuation.  For twelve (12) months following the Date of Termination, the Company shall pay the COBRA premiums for the Executive and his spouse and other eligible dependents for the medical, dental, vision, and prescription drug plan(s) maintained by the Company in which the Executive and his spouse or other eligible dependents were participating immediately prior to the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer-provided plan, program, practice or policy the Company’s COBRA premium payments described herein shall be immediately terminated upon the commencement of coverage under the new employer’s plan, program, practice or policy.  In addition, to the extent that the COBRA premiums paid by the Company are taxable to the Executive, the Company shall pay to the Executive a gross-up payment for applicable taxes.  Such payment shall be made monthly during the period the COBRA premiums are paid by the Company.

2.1(e)                      Outplacement.  During the one-year period beginning on the Date of Termination, the Company shall provide to Executive executive-level outplacement services  by a vendor selected by the Company.

2.1(f)                      Gross-up Payments.

(i)           Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise but determined without regard to any additional payments required under this Section 2.1(f)) (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment on an after-tax basis equal to the Excise Tax imposed upon the Payment.  Any Gross-Up Payment required under this Section 2.1(f) shall be made on the last day of the month in which the Executive remits such taxes to the required taxing authority.  In no event will any such Gross-Up Payment be paid to Executive later than the end of the Executive’s taxable year following the Executive’s taxable year in which the related taxes are remitted to the required taxing authority.  The intent of the parties is that the Company shall be responsible in full for, and shall pay, any and all Excise Tax on any Payments and Gross-up Payment(s) and any income and all excise and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-up Payment(s) as well as any loss of deduction caused by or related to the Gross-up Payment(s).

(ii)                      Subject to the provisions of Section 2.1(f)(iii), all determinations required to be made under this Section 2.1(f), including whether and when a Gross-up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the outside accounting firm that then audits the Company’s financial statements  (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of receipt of notice from the Company or the Executive that there has been or will be a Payment.  In the event that the Accounting Firm is serving as the accountant or auditor for the person effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder).  All fees and expenses of the Accounting Firm shall be paid solely by the Company.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive in the absence of a material mathematical or legal error.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payments will not have been made by the Company that should have been made or that the Gross-Up Payments will have been made that should not have been made, in each case consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 2.1(f)(iii) below and a payment of any Excise Tax or any interest, penalty or addition to tax related thereto is determined to be due, the Accounting Firm shall determine the amount of the underpayment of Excise Taxes that has occurred and such underpayment and interest, penalty or addition to tax shall be promptly paid by the Company to the Internal Revenue Service in satisfaction of the Company’s original withholding obligations.  In the event that the Accounting Firm determines that an overpayment of Gross-Up Payment(s) has occurred, the Executive shall be responsible for the immediate repayment to the Company of such overpayment with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Executive shall have no duty or obligation whatsoever to repay such overpayment if Executive’s receipt of the overpayment, or any portion thereof, is included in the Executive’s income and the Executive’s repayment of the same is not deductible by the Executive for federal or state income tax purposes.

(iii)                      The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Excise Tax.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim by the Internal Revenue Service and the notification shall apprise the Company of the nature of the claim and the date on which such claim is required to be paid.  The Executive shall not pay such claim prior to the expiration of a 30-day period following the date on which the Executive has given such notification to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is required).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A)                      give the Company any information reasonably requested by the Company relating to such claim;

(B)                      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C)                       cooperate with the Company in good faith in order to effectively contest such claim; and

(D)                      permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest.  Without limitation on the foregoing provisions of this Section 2.1(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction or in one or more appellate courts, as the Company shall determine.

2.2                      Non-Exclusivity of Rights.  Except as provided in Sections 2.1(d) or 2.1(e), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify.  Amounts which are vested benefits of which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement.

2.3                      Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 2.1(d), such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).  Any such payment shall be made not later than the end of the calendar year following the calendar year in which the Executive incurred such expense.

2.4                      Conditions To Payments.  To be eligible to receive (and continue to receive) and retain the payments and benefits described in Section 2, the Executive must comply with the terms of Section 3, and must execute and deliver to the Company an agreement, in form and substance satisfactory to the Company, effectively releasing and giving up all claims the Executive may have against the Company and its subsidiaries, shareholders, successors and affiliates (and each of their respective employees, officers, plans and agents) arising out of or based upon any facts or conduct occurring prior to that date, and reaffirming and agreeing to comply with the terms of this Agreement and any other agreement signed by the Executive in favor of the Company or any of its subsidiaries or affiliates. The agreement will be prepared by the Company and provided to the Executive at the time the Executive’s employment is terminated or as soon as administratively practicable thereafter.  The Company will have no obligations to make the payments and/or provide the benefits specified in Section 2, unless and until the Executive signs and delivers the agreement described in this Section 2.4 within sixty (60) days of the Date of Termination and all conditions to the effectiveness of the release and waiver (including but not limited to the expiration of any applicable time period to consider signing the agreement or to revoke acceptance without any action being taken to revoke acceptance or otherwise invalidate the agreement) have been satisfied.

2.5                      Key Employee Six Month Deferral.  Notwithstanding anything to the contrary in this Section 2, a “Specified Employee” may not receive a payment of nonqualified deferred compensation, as defined in Code Section 409A and the regulations thereunder, until at least six (6) months after a Date of Termination.  Any payment of nonqualified  deferred compensation otherwise due in such six (6) month period shall be suspended and become payable at the end of such six (6) month period.

A “Specified Employee” means a specified employee as defined in in Treas. Reg. §1.409A-1(i) (generally, officers earning more than $140,000 per year, as indexed for inflation, who are among the fifty (50) highest paid employees).

Section 3:                                Non-Competition.

The provisions of this Section 3 and any related provisions shall survive termination of this Agreement and/or Executive’s employment with the Company and do not supersede, but are in addition to and not in lieu of, any other agreements signed by Executive concerning non competition, confidentiality, solicitation of employees, or trade secrets (whether included in a stock option agreement or otherwise), and are included in consideration for the Company entering into this Agreement. Executive’s right to receive and retain the benefits specified in Section 2 are conditioned upon Executive’s compliance with the terms of this Section 3:

3.1                      Non-Compete Agreement.

3.1(a)                      During the Executive’s employment with the Company and during the period beginning on the date the Executive’s employment with the Company terminates and ending one (1) year thereafter (i.e., on the anniversary of the date the Executive’s employment terminates), the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, become an officer, employee, agent, partner, or director of, or provide any services or advice to or for, any business enterprise in substantial direct competition (as defined in Section 3.1(b)) with the Company. The above constraint shall not prevent the Executive from making passive investments, not to exceed five percent (5%), in any enterprise where Executive’s services or advice is not required or provided.

3.1(b)                      For purposes of Section 3.1(a), a business enterprise with which the Executive becomes associated as an officer, employee, agent, partner, or director shall be considered in substantial direct competition, if such entity competes with the Company in any business in which the Company or any of its direct or indirect subsidiaries is engaged or provides services or products of a type which is marketed, sold or provided by the Company or any of its subsidiaries or affiliates (including but not limited to any product or service which the Company or any such other entity is developing) within any State or country where the Company or any such affiliate or subsidiary then provides or markets (or plans to provide or market) any service or product as of the date the Executive’s Company employment terminates.

3.1(c)                      During the Executive’s employment with the Company and during the period beginning on the date the Executive’s employment with the Company terminates and ending one (1) year thereafter (i.e., on the anniversary of the date the Executive’s employment terminates), the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of the Company or any of its subsidiaries any business of a type which the Company or such subsidiary provides or markets or which is competitive with any business then engaged in (or product or services marketed or planned to be marketed) by the Company or any of its subsidiaries; or induce or attempt to induce any such customer to reduce such customer’s business with that business entity, or divert any such customer’s business from the Company and its subsidiaries; or discuss that subject with any such customer.

3.1(d)                      During the Executive’s employment with the Company and during the period beginning on the date the Executive’s employment with the Company terminates and ending one (1) year thereafter (i.e., on the anniversary of the date the Executive’s employment terminates), the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with, any then current officer, office manager, staffing coordinator or other employee or agent of the Company or any of  its  subsidiaries or affiliates (other than non-supervisory or non-managerial personnel who are employed in a clerical or maintenance position) or any other such person who was employed by the Company or any of its subsidiaries or affiliates within the twelve (12) months immediately prior to the date the Executive’s employment with the Company terminated; or suggest to or discuss with any such employee the discontinuation of that person’s status or employment with the Company or any of its subsidiaries and affiliates, or such person’s employment or participation in any activity in competition with the Company or any of its subsidiaries or affiliates.

3.2                      Confidential Information.  The Executive has received (and will receive) under a relationship of trust and confidence, and shall hold in a fiduciary capacity for the benefit of the Company, all “Confidential Information” and secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies or direct or indirect subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  During the Executive’s employment with the Company and after termination of the Executive’s employment with the Company, the Executive shall never, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use (other than during Executive’s employment with the Company for the benefit of the Company), or communicate, reveal, or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 3.2 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. “Confidential Information” means confidential and/or proprietary information and trade secrets of or relating to the Company or any of its subsidiaries and affiliates (and includes information the disclosure of which might be injurious to those companies), including but not limited to information concerning personnel of the Company or any of its subsidiaries and affiliates, confidential financial information, customer or customer prospect information, information concerning temporary staffing candidates, temporary employees, and personnel, temporary employee and customer lists and data, methods and formulas for estimating costs and setting prices, research results (such as marketing surveys, or trials), software, programming, and programming architecture, enhancements and developments, cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, new products or marketing strategies, deal or business terms, budgets, vendor names, programming operations, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, results of internal analyses, computer programs and programming information, techniques and designs, business and marketing plans, acquisition plans and strategies, divestiture plans and strategies, internal valuations of Company assets, and trade secrets, but does not include information generally known in the marketplace.  In addition, Confidential Information includes information of another company given to the Company with the understanding that it will be kept information confidential.  All Confidential Information described herein is and constitutes trade secret information (regardless of whether the same is legally determined to be a trade secret) and is not the property of the Executive.

3.3                      Non Disparagement. The Executive will never criticize, denigrate, disparage, or make any derogatory statements about the Company or its respective business plans, policies and practices, or about any of the Company’s officers, employees or former officers or employees, to customers, competitors, suppliers, employees, former employees, members of the public, members of the media, or any other person; nor shall the Executive harm or in any way adversely affect the reputation and goodwill of the Company.  Nothing in this paragraph shall preclude or prevent the Executive from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law.

3.4                      Provisions Relating To Non Competition, Non Solicitation And Confidentiality.  The provisions of this Section 3 survive the termination of Executive’s employment and this Agreement and shall not be affected by any subsequent changes in employment terms, positions, duties, responsibilities, authority, or employment termination, permitted or contemplated by this Agreement.  To the extent that any covenant set forth in this Section 3 of this Agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be void or rendered invalid, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree, as will grant the Company the maximum protection and restrictions on the Executive’s activities permitted by applicable law in such circumstances. In cases where there is a dispute as to the right to terminate the Executive’s employment or the basis for such termination, the term of any covenant set forth in Section 3 shall commence as of the date specified in the Notice of Termination and shall not be deemed to be tolled or delayed by reason of the provisions of this Agreement. The Company shall have the right to injunctive relief to restrain any breach or threatened breach of any provisions in this Section 3 in addition to and not in lieu of any rights to recover damages or cease making payments under this Agreement.  The Company shall have the right to advise any prospective or then current employer of Executive of the provisions of this Agreement without liability. The Company’s right to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other executive, or by the Company’s failure to exercise any of its rights under this Agreement or any other similar agreement or to have in effect a similar agreement for any other employee.

Section 4:                                Successors.

4.1                      Successors of Executive.  This Agreement is personal to the Executive and, without the prior written consent of the Company, the rights (but not the obligations) shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

4.2                      Successors of Company.  This Agreement is freely assignable by the Company and its successors/assignees. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the division in which the Executive is employed, as the case may be, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate the Agreement at his option on or after the Change in Control Date for Good Reason.

Section 5:                                Miscellaneous.

5.1                      Other Agreements.  This Agreement supersedes all prior dated agreements, letters and understandings concerning severance benefits payable to the Executive after a Change in Control.  The Board may, from time to time in the future, provide other incentive programs and bonus arrangements to the Executive with respect to the occurrence of a Change in Control that will be in addition to the benefits required to be paid in the designated circumstances in connection with the occurrence of a Change in Control.  Such additional incentive programs and/or bonus arrangements will affect or abrogate the benefits to be paid under this Agreement only in the manner and to the extent explicitly agreed to by the Executive in any such subsequent program or arrangement. This Agreement does not supersede or affect in any way the validity of any agreement signed by Executive concerning confidentiality, stock options, post-employment competition, non solicitation of business, accounts or employees, or agreements of a similar type or nature; and any provisions of this Agreement shall be in addition to and not in lieu of (or replace) any such other agreements.

5.2                      Notice.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to the Company shall be directed to the attention of the Board of Directors, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Notice to the Executive:

_____________________
[Address of Notice]

Notice to the Company:

RehabCare Group, Inc.
7733 Forsyth Boulevard, Suite 2300
St. Louis, Missouri 63105
Att: Board of Directors

5.3                      Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

5.4                      Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

5.5                      Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

5.6                      Section 409A Compliance.  The parties intend that all provisions of this Agreement comply with the requirements of Code Section 409A to the extent applicable.  No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision.  Nothing in this Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of such Code Section 409A.

IN WITNESS WHEREOF, the Executive and the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

_______________________________________
[Name of Executive]

REHABCARE GROUP, INC.

By:           __________________________________
Name:  John H. Short
Title:  President and CEO